Exhibit 99.2

CASCADE CORPORATION, #579773

Chairperson: Robert Warren

May 27, 2004, 2:00 p.m. PT

Operator

Good afternoon, everyone and thank you for standing by. I would like to welcome everyone to the Cascade first quarter fiscal year 2005 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Thursday, May 27, 2004.

I would now like to turn the conference over to Mr. Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

R. Warren	Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our CFO, Joe Pointer, our Vice President of Finance, and Terry Cathey, our Chief Operating Officer are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. Cascade manufactures devices primarily for industrial trucks, most commonly called lift trucks or forklifts. Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industry worldwide that uses lift trucks.

About two-thirds of our products are sold through retail dealers and one-third are sold directly to manufacturers, names that you all know such as Hyster, Toyota, Linde, Mitsubishi, Yale, Komatsu, Ingersoll-Rand and Nissan. We have about 1,700 employees operating in 25 facilities worldwide at this time.

Andy will now give you an overview of the quarter. Andy?

A. Anderson

Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with all shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of this call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements of the company’s anticipated revenue and earnings are dependent on a number of factors that affect Cascade’s operating results and could cause the company’s actual future results to differ materially including those related to general economic conditions, interest rates, foreign currency fluctuations, the demand for materials handling products, performance of its manufacturing facilities, effectiveness of cost reduction initiatives and the cyclical nature of the materials handling industry.

Cascade cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors including the company’s performance and market conditions. In addition, historical information should not be considered an indicator of future performance.

Additionally, considerations and important risk factors are described in Cascade’s reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. The company disclaims any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31st so when we refer to fiscal year 2005 we are actually referring to the year ended January 31, 2005 which is essentially calendar year 2004. We are now in fiscal year 2005.

With that completed, let’s start with the review of the first quarter.

Net income for the first quarter of fiscal 2005 was $8.2 million, or 65 cents a share compared to $5.4 million, or 44 cents a share for the first quarter of fiscal 2004. This was a record quarter for Cascade. Our strong performance was due to a combination of factors but was primarily the result of our ability to leverage strong growth in North America and Asia Pacific into significantly improved bottom line.

I will discuss this in more detail as we move through the primary components of the income statement and the regional reviews.

Consolidated net sales were $93.5 million. This is an increase of 36% compared to the first quarter of 2004. Approximately 22% was due to increased sales in real terms, 9% was due to foreign currency changes and 5% was new revenue from our acquisitions.

Gross margin for the first quarter was 34% versus 33% a year ago. Margins in both our North American and Asian operations were up due to increased sales volume. Margins in Europe were lower than the prior year.

Our consolidated SG&A expenses were $18.1 million in the first quarter which represents an increase of 23%, or $3.4 million over the first quarter of fiscal 2004. Approximately 6% of the increase was due to the impact of foreign currencies; the remainder was primarily due to added costs from our acquisitions, Sarbanes-Oxley, R&D expense, professional fees, a reserve for a claim related to the Clark bankruptcy and an expansion of our marketing and customer service capabilities in China.

As you will note, our effective tax rate increased from 32% in the first quarter of fiscal 2004 to 35% in the first quarter of this year. This was due to additional valuation allowances against certain deferred tax assets in Europe and a decrease in benefits from an international financing activity.

I’d now like to turn to the regional reviews. Sales in North America were up 25% over the prior year; approximately 20% was real growth and 5% was due to the impact of foreign currencies. We feel there were two primary factors driving our growth in this region. The first was a strong North American lift truck market. The second related to the Euro/dollar exchange rate and the impact of the insolvency of one of our primary European competitors.

Gross margins in North America increased from 37% in the first quarter of fiscal 2004 to 39% in the first quarter of fiscal 2005. This increase is primarily the result of higher volumes in all North American factories. We feel this increase in gross margin is particularly noteworthy because we are still experiencing the negative impact of the strong Canadian dollar which we discussed in our last conference call.

SG&A in North America was up 16% over the first quarter in fiscal 2004 due to a number of factors including costs associated with Sarbanes-Oxley, professional fees, R&D costs and a reserve for a dispute involving the Clark bankruptcy.

Turning to Europe, sales were up 46%; approximately 15% was due to the impact of foreign currency, 25% was revenue from our recent acquisitions and 6% was real year-over-year growth. While this is a modest increase compared to the other regions, it is ahead of the general lift truck industry growth rate.

Gross margins declined from 25% in the first quarter of fiscal 2004 to 23% in the first quarter of fiscal 2005. Most of the decline was due to a higher mix of lower margin OEM products and to the continuing pricing pressure in the European market. In addition, we experienced higher costs related to new product introductions.

SG&A expense in Europe increased 35% over fiscal year 2004; approximately 12% of the increase was due to the effect of foreign currency and the remaining 23% was added SG&A expense resulting from our acquisitions.

Revenues in the Asia Pacific region were up 61% over the first quarter in fiscal 2004. Approximately 13% of this increase was due to the impact of foreign currency. Virtually all of our Asia Pacific markets experienced strong sales results during the first quarter with China once again posting the strongest growth.

Gross margins increased from 31% in the first quarter of fiscal 2004 to 34% in the first quarter of fiscal 2005 due almost entirely to the benefits of added sales volume.

SG&A in the Asia Pacific region was up 31% in the first quarter compared with the first quarter of fiscal 2004. Approximately 13% of this increase was due to the impact of foreign exchange and the remainder was additional expenses relating to the expansion of our sales and service capabilities in China.

Turning to the balance sheet, cash and marketable securities totaled $36.6 million as of April 30, 2005 compared to $31.6 million sequentially and $30.5 million as of April 30, 2004.

Long term debt of $51.1 million was unchanged from year end and down from $62.7 million at April 30, 2004.

Capital expenditures were $3.8 million and depreciation expense was $3.4 million in the first quarter. With that I’ll turn it back over to Bob.

R. Warren

Thank you, Andy. I’d like to start with a brief overview of the lift truck market. As many of you know, the lift truck market is the only economic or industrial indicator we have available. While this market does not correlate exactly with our business levels, it does give us some indication of short term future trends.

We saw improvement in the North American lift truck shipments during the first quarter of fiscal 2005 compared to fiscal 2004. With the classes of trucks we serve, shipments were down approximately 5% sequentially and up 7% year-over-year.

While we are very pleased with these trends, the recent volatility in the North American lift truck market causes us to view it with some caution.

Lift truck shipments in the European market were up 4% year-over-year. We are hopeful that this may be the first true sign of an upturn in the European market.

During our last conference call I told you about one of our largest German based competitors being forced into insolvency. We are actively bidding for the assets of this company and we feel the outcome of the process could have a significant impact on the European marketplace over the next several years. Additional information is not available at this time because the process is still in the preliminary stages.

Lift truck shipments in the Asia Pacific region were up 23% sequentially and year-over-year. We continue to be enthusiastic about our prospects throughout this region.

Turning to a topic that is critical to all of us, steel prices. We are continuing to monitor steel prices very closely in all our world markets. As you may recall, we estimated that our gross margins would decrease by approximately .3% for each 1% increase in steel prices without offsetting price increases. To date, we have been able to mitigate these increases through pricing, surcharges and cost reductions.

We are anticipating additional increases during the second quarter. I want to assure you that we will continue our efforts in the coming months to mitigate the full impact of all steel increases.

As those of you who’ve worked with us in the past remember, we have a longstanding policy of not making forward financial projections; however, I would like to make a general comment. Although we remain optimistic about the year, it is extremely important to note that the upturn we have just seen in the lift truck market was a surprise to the industry and there is uncertainty about whether this is a temporary spike or a longer term trend.

This concludes our prepared remarks. We are now ready to open the call to your questions. Operator, if you please.

Operator

Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from John Rogers with DA Davidson. Please go ahead with your question.

J. Rogers	Good afternoon.

R. Warren	Good afternoon, John.

J. Rogers

This is a great quarter. If you could help me to understand a little bit. The price increases that you put through this quarter, did that also fully offset the impact of the higher Canadian dollar in terms of the impact on your costs?

R. Warren	Not yet, John. Those are still coming through probably more in the second quarter.

J. Rogers

Especially on a sequential basis, your margins were way up as well and it was my understanding that part of the reason those fourth quarter margins were depressed, were below the trends earlier in the year, was the higher Canadian dollar as steel prices hadn’t really risen at that point or is that a mistake?

R. Warren	That was correct and that is still affecting us. As we said, we’re pleased with the margins we got even though we have not totally mitigated the Canadian dollar.

The fourth quarter was really affected more by the erratic order pattern that we saw in the end of the third quarter and fourth quarter of lift truck shipments. It was dramatic.

J. Rogers	Has there been any sort of significant change in your product mix, just given the volume or the sales increase you saw?

R. Warren	Not in North America. I would say we’ve certainly seen, with the demise of that foreign competitor, we’ve seen a big upturn in some of the OEM product that they were serving.

A. Anderson

John, this is Andy. Probably a little more so in Europe, it’s shifted more ... the OEM product in Europe, because of the demise of the competitor, the product mix has gone more towards the OEM product in Europe than North America.

J. Rogers

Given that you saw North American real revenue growth excluding the foreign currency of 20% and what did you say, 7% industry shipment growth, I know they don’t match up attachments and truck deliveries exactly but I’m trying to link that. Is it a change in the mix, is it price increases or is it all of those things?

R. Warren

John, it just shows you we have a system of production that we were able to, without any notice this quarter, be able to show that kind of increase in volume. It does a tremendous amount for us in our absorption of that.

J. Rogers	I’ve got that in terms of margins and I understand it but I’m just trying to link this specific revenue growth.

R. Warren

It’s a good question. I would say that this doesn’t correlate. We obviously in the first quarter probably got a higher mix of trucks that were coming out of large end users with capital budgets for attachments. Remember that the attachment business is about 18% to 20% application rate on all trucks, so it’s the mix of the customers oftentimes that will affect us differently than the lift truck shipments.

J. Rogers	So then, Bob, it’s more the mix than just absolute price increases? Is that fair?

R. Warren	Absolutely. We’re always dependent on the mix of the more sophisticated customer who’s handling attachments.

J. Rogers

Then just lastly, I appreciate and I understand your caution or uncertainty regarding the rest of the year, but my impression has been that orders are running ahead of production at the lift truck level and if those orders translate into higher shipments, that should then translate back into even higher attachment sales, is that right? I know the linkage is not very clear quarter-to-quarter.

A. Anderson

In years past, John, we watched that trend with a great deal of caution because if deliveries and backlogs start stretching, customers and dealers oftentimes tend to order twice for the same truck. As we see order rates really spiking up, we have to question are those real orders or are people ordering the same truck twice?

J. Rogers	Just to get a spot in line?

A. Anderson

Yes, to get a spot in line. Also one of the things that we refer to the Euro/dollar exchange rate and the demise of Falkenroth in the OEM products makes it very difficult for the Europeans to import fork products into North America. I think we’re clearly benefiting from that which does have an impact on product mix on top line revenue. We are enjoying I think even increased market share in that product segment as a result of those factors.

J. Rogers	You mentioned earlier trying to offset the higher steel costs with price increases. The bulk of the higher steel prices I suspect you’re going to see this quarter and possibly into the next quarter.

The price increases that you’ve announced so far and I realize they haven’t been implemented yet and you’re hopeful they will be, are they enough to offset the steel prices that you can see?

T. Cathey	Actually many of the increases have been implemented, in fact they will affect incoming orders into the second quarter are affecting income in the second quarter.

As Bob said, we anticipate that those increases will continue to offset ... price increases will offset the material costs and they are sticking.

J. Rogers	Great. Thank you.

R. Warren	Thank you, John.

Operator	Thank you, sir, for your question. The next question comes from Frank Magdlen with The Robins Group. Please go ahead with your question, sir.

F. Magdlen	Thank you, great quarter gentlemen.

R. Warren	Thanks, Frank.

F. Magdlen	What is happening with capacity? You can continue to push so much through on every incremental order but do you need to add capacity in place?

T. Cathey

We are adding capacity and we actually started that several months back and we’re now reaping the benefits of that and will continue to be expanding our capacity through the balance of this year. In some product categories we have more than enough capacity to keep up with the lift truck manufacturers and in others we’re running very close.

F. Magdlen	Give an example of where you added capacity and where you might be short capacity for some of the products.

T. Cathey	We have more than adequate capacity in the attachment product lines and we are expanding capacity actively and aggressively for the fork products.

F. Magdlen	Where are you doing that?

T. Cathey	In North America and in Europe.

F. Magdlen	Can you tell us about what that relates to on an annual basis, if you sold out that capacity, what it might be in revenue?

T. Cathey	I couldn’t answer that at the moment.

F. Magdlen	All right. All the Falkenroth product is all fork product?

T. Cathey	It is.

A. Anderson	That’s correct.

F. Magdlen

If I heard the price increase formula correctly, you believe you are going to continue at least through the second quarter to offset the material cost increases that you’ve seen with your pricing strategy of increases and surcharges?

T. Cathey

Price increases that we have experienced already or know about have already been communicated to the customers and in addition we have notified them that we will be in most cases surcharging or in some way increasing any additional price increases that we receive.

F. Magdlen	Have you seen any decreases yet in any type of raw material?

T. Cathey	No.

F. Magdlen	So it hasn’t peaked?

T. Cathey	No, although some of the increases that were announced to us earlier now we’ve been notified that they may be postponed.

F. Magdlen	So some price increase announcements from your raw materials suppliers have suggested they may not?

T. Cathey	They may postpone them, although we haven’t had any that say they would drop them.

F. Magdlen	Also, do you have any way that you monitor or can monitor the dealer inventory?

R. Warren

Really, Frank, there’s very little dealer inventory that’s kept in our product. In the attachment product it’s really almost nonexistent other than the very simple side shifter and in fork product, it’s very minimal. There is some, a matter of days’ really, inventory that’s kept at the OEM level, but really there is no ... we pretty much supply demand almost directly to the end user need.

F. Magdlen	It was a very nice quarter.

R. Warren	Thank you, Frank.

Operator	Thank you, sir, for your question. The next question comes from Joe Giamichael with CJS Securities. Please go ahead with your question.

J. Giamichael	Good afternoon, gentlemen, and congratulations on a great quarter. I just had a couple of questions for you.

First off, there are a couple of factors in the last few quarters that have driven your absolute SG&A dollars higher in the short term, those being acquired SG&A dollars, some FX and Sarbanes expense. Going forward, how do you think SG&A lines should look?

R. Warren	Actually we don’t forecast going forward but I would say I wouldn’t expect anything unusual in our SG&A line beyond where we’re at now.

T. Cathey

Clearly the Sarbanes-Oxley costs as we move towards the 404 audit later in this year, we’re in our heavy development of that. As we move beyond that, we’re really into the audit phase of it which would be just the annual costs of the Sarbanes-Oxley for audit. So for the last two years in preparing for that, we’ve carried additional consulting costs.

R. Warren	Professional fees.

J. Giamichael

Got it. I know you’re in negotiations for some of the Falkenroth assets at the moment. Assuming there are absolutely no purchases coming away from that, what other sort of strategic objectives do you plan to capture more share in Europe if not Falkenroth?

R. Warren

I would say that we would be reluctant to talk too much about what that next strategy would be. Clearly we view this as a strategic acquisition for ourselves and we would have to determine what our next position was, depending on the outcome of that. It could be different depending on who ended up being the buyer of it.

We’re still going to be, regardless of that, we would drive forward with additional production to continue our objective of being the leading supplier of forks in that market, of all front end equipment in the European market.

J. Giamichael	You did say you were looking to expand your manufacturing capacity for forks in Europe, correct?

R. Warren	We are in the process of doing that now.

T. Cathey

We actually ramped up that process in the fourth quarter with the idea of trying to take more market share and in the process of doing that, as that was coming on line, Falkenroth’s demise happened which was very provident for us because we were able to supply that increased demand in the market for it.

R. Warren

To a great degree we’ve been working on that equation all year because the FEMA acquisition in great measure was a method of expanding our capacity without adding additional capacity into the marketplace. Once we had that we began, I think Terry calls it specializing factories to certain product types to optimize the current capacity within the factories we have. So that’s pretty much been an ongoing process and the acquisition of Falkenroth to a great degree will be another, if we’re successful, expansion of capacity.

J. Giamichael

I know you’ve taken a cautionary stance on what you feel the real growth rates will be in the lift truck market in general. What sort of seasonality do you tend to see in the materials handling markets?

R. Warren

Seasonality, we’ve never seen too big ... You get some capital spending trends first quarter that tend to be a reasonable surge of business as people first get their budgets approved and they’re interested in getting the project going. Then we see sometimes usually late third quarter heading into the fourth quarter where some people are interested in making sure they get that money spent before the end of their fiscal year.

The overall lift truck market I would say we certainly see some seasonality of business because of the European holiday schedules and our own holiday schedule which comes in the fourth quarter where we actually shut down our plants between Christmas and New Year’s.

A. Anderson

Also, there’s another reason I think that we’re cautious as we analyze the past few months. The volatility in the North American lift truck market is probably higher than I have seen it in 30 plus years in the business. November had a precipitous drop in orders and then December had a probably record setting, if you go from November numbers to December numbers, increase and then January had another precipitous drop and then February had another almost record increase.

The fibrillation is far higher than anything I’ve seen. We’d like to hope this is a trend. We just don’t know which month to pick as the trend.

J. Giamichael	In terms of your client dealer inventories, you indicated they were surprised by the demand. Are you finding that their inventories are mostly sold out and they’re looking to restock?

R. Warren

It would be really more how fast our suppliers could supply us with the raw material. There’s almost no inventories out there. So as they’re increasing their shipments out of the dealers or the shipments from the OEM to their dealers, we’re having to respond in a very short period of time to that increase that they’re experiencing. There really is no inventory out there.

A. Anderson	You’re talking about lift truck inventory?

J. Giamichael	Yes. I’m sorry, materials handling inventory or inventory in general.

T. Cathey

Our inventory, there’s almost no finished product we keep. We build almost everything to order. There’s almost no inventory out in the field at the OEMs and dealers and there’s no work in process the way we operate. So it’s really our ability to have a good supply network to be able to supply us this kind of change in volume as quickly as possible.

R. Warren

I think also in North America the Cascade system as we like to call it, allows us to move production levels very, very rapidly and our inventory turns have gone up significantly over the quarter as we responded to this. We have not been limited by lack of inventory and in fact are able to respond to it without actual problem.

J. Giamichael	Thank you very much and congratulations on a great quarter.

Operator	Thank you, sir, for your question. The next question is a follow up from Frank Magdlen with The Robins Group. Please go ahead with your question.

F. Magdlen	Thank you. Gentlemen, do you see a change or how many attachments do you think are going with every new lift truck sold?

R. Warren

Actually, Andy runs these things and tries to figure out what those rates of application are. The rates of application between Europe and North America are pretty static at around 18% to 20%. The application rate obviously of forks and side shifters is 75% to 100% of all the balance.

The application rate we’re most hopeful to see a change in would be the application rate in Asia because it is the lowest application rate of the three main markets. It is the largest market for trucks that we serve right now and so our opportunity is being able to bring those emerging markets up on the scale of usage of attachments and not just forks and sideshifters.

F. Magdlen	Thank you.

A. Anderson

Just to expand on that a little bit, Frank. The way we would really like to perhaps have you look at it is we believe certainly in North America that we have product of some level on virtually every lift truck shipped. The value of that product ranges from a low of $200 to a high of $20,000 but at some point we have product on that front end.

Our challenge and our task is to continually up the revenue we generate from the front end of each of these lift trucks. We believe we’re on the front and the functionality, so we range probably 12% really high revenue and the remainder are lower revenue products but we’d like to think we’re close to 100% or a pretty high number of forklifts have something from Cascade on them.

F. Magdlen	All right. Thank you.

Operator	Thank you, sir, for your question. The next question comes from John Helmer with Caldwell Securities. Please go ahead with your question.

J. Helmer	Regarding market share, it being knowledge that you have a commanding market share in attachments in North America, what’s the situation on forks in North America?

R. Warren

With the insolvency right now of one of the main competitors out of Europe that was bringing forks in, Falkenroth, and the Euro/dollar exchange rate has made it very difficult for our two main European competitors which was Falkenroth and MSI out of England to bring forks in.

So we’ve seen a big surge in volume from the fork business which was clearly part of their business. We before had estimated our fork volume somewhere above 75% and it’s clearly something above that now. We’re unsure really what residual business there is.

J. Helmer

With regard to Europe, the theme we were hearing a year or so ago was you wanted to increase market share in Europe, hopefully to be somewhat more comparable to North America. Could you comment on whether there are any developments there?

R. Warren

Clearly with the two acquisitions we made there last year and some gains we feel we might have made in the market, we continue to believe we are making some small incremental gains in market share in the first quarter. We’re going to continue looking for opportunities such as we are with the Falkenroth assets and any other opportunities that come forward.

We are clearly mainly focused, this company, on turning our market share in Europe to a leadership position.

J. Helmer	Could you put any numbers on that?

R. Warren	I think we right now are around 40% market share in total in Europe of forks and attachments.

A. Anderson	I was just telling Bob, sorry to speak behind this, it’s roughly equal on both forks and attachments. Probably a little higher on forks.

Certainly we have measurable increases in market share in addition to the acquisitions we have had over the last year, year and a half.

J. Helmer	That’s good news. Thank you very much.

Operator	Thank you, sir, for your question.

R. Warren	Thanks, John.

Operator	The next question comes from Robert Longanecker with Barrington. Please go ahead with your question.

R. Longanecker	Can you comment a little bit on who your end users are and if there’s certain segments that are seeing a lot of strength right now, particularly in North America?

R. Warren

One of our strongest end user markets is the pulp and paper market. They’re pretty integrated with handling their unit loads with attachments, either roll grabs for the paper rolls or bale clamps. Certainly distribution, food distribution and paper products, consumables have been large users.

I would say right now we’re just recently seeing, as paper has done better as a commodity product there’s been a big ... they haven’t bought anything for a number of years because of the depressed prices of paper. We’re seeing an upsurge in some of the pulp and paper industry capital buys which benefits us.

R. Longanecker	Any other industries showing some strength?

R. Warren

Not that I can think of but there’s certainly construction. We do a certain amount of construction business through our fork divisions. We sell to a lot of the construction people for their fork requirements and construction obviously is doing very well right now in the U.S.

R. Longanecker	Thank you.

Operator	Thank you, sir, for your question. The next question is a follow up from John Rogers with DA Davidson. Please go ahead with your question.

J. Rogers	Thank you. I think it was Terry who mentioned the expansion of capacity this year. Has that changed your plans for capital spending?

T. Cathey	No. The numbers that you’ve heard before are still valid. Those were taken into consideration.

J. Rogers	I’m sorry, could you remind me what those are?

A. Anderson	I think we’ve mentioned in the past, John, that we’re projecting about $13 million in non-acquisition capital expenditures this year.

J. Rogers

But even at that level, Andy, and again without making any projections, you’re going to generate a fair amount of cash this year. You’ve got some debt that you can pay down. Is that the priority at this point?

A. Anderson

The pay down of debt is always ... we pay down as rapidly as we can. Unfortunately in the current environment our scheduled debt reduction of $12.5 million is as fast as we can get it down. That is our number one priority.

If all goes well we’ll have some additional cash requirement for the acquisition of Falkenroth and then we have to watch ... it’s hard to project what that might be at the moment.

J. Rogers	Then beyond that, any additional thoughts on the cash?

T. Cathey

I would say that we are also looking for what’s beyond it for us but I would say right now I want to assure everybody that we are focused on our European assets and winning that battle over there. There is opportunity I think beyond that for us to look at using our process systems on some other product, but right now we’re still focused on winning in Europe and we plan to use our cash to pay down debt and to opportunistically be able to buy market share if we can in Europe.

J. Rogers	Great. Thanks, guys.

Management	Thanks, John.

Operator	Thank you, sir, for your question. The next question is also a follow from John Giamichael with CJS Securities. Please go ahead.

J. Giamichael	Could you remind me quickly how many SKUs you currently produce?

T. Cathey	In the attachment product ... it’s an interesting question, I don’t think I’ve ever actually thought of it that way. In forks we’re talking right now a run rate of about 600,000.

R. Warren	One of the reasons why we’ve had to develop the flexibility we have in our manufacturing operations is the number of SKUs numbers in the probably millions but we only ship maybe a thousand.

A. Anderson

The answer is in tens of thousands of SKUs. Bob was answering in units, but the actual SKUs would be measured in the more than 50,000. Of the combinations we could ship, as Terry said, are beyond our ability to want to think about. It’s probably in that totaled out across the globe.

T. Cathey	That 50,000 or whatever is ever shifting. It’s not the same 50,000.

A. Anderson	That’s an order of magnitude number. Would you be comfortable with that, Terry?

T. Cathey	Yes, acknowledging that that’s not the same 50,000.

A. Anderson	Right, it’s an ever shifting ...

R. Warren	As you can see, that’s the reason we make everything just-in-time.

J. Giamichael	Great, thank you.

A. Anderson	Thank you.

Operator	Thank you, sir, for your question. Mr. Warren, it appears there are no further questions at this time. Are there any closing comments or remarks you wish to make?

R. Warren	Thank you. I appreciate everybody participating today. If you have any further questions, please don’t hesitate to call us and we’d be happy to assist you.

Operator

Thank you, Mr. Warren. Ladies and gentlemen, this concludes your Cascade first quarter fiscal year 2005 earnings conference. If you would like to listen to a replay of today’s conference, you may dial 303-590-3000 and enter a pass code of 579773 #. You may also access this replay at 800-405-2236 with the same pass code.

I would like to thank everyone for their participation in today’s teleconference. You may now disconnect.